Exhibit 10.15
FREEZE AMENDMENT TO THE
FIRST MIDWEST BANCORP, INC. DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

(As Amended and Restated Generally Effective as of January 1, 2008)

    WHEREAS, Old National Bancorp (successor by merger to First Midwest Bancorp, Inc.) (the “Company”) maintains the First Midwest Bancorp, Inc. Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”) for the benefit of nonemployee members of the Company’s Board of Directors (the “Board”) who were formerly nonemployee members of the Board of Directors of First Midwest Bancorp, Inc. and/or First Midwest Bank; and

WHEREAS, on May 30, 2021, the Company entered into an Agreement and Plan of Merger with Old National Bancorp pursuant to which First Midwest Bancorp, Inc. merged with and into the Company effective as of February 15, 2022 (the “Merger”); and
WHEREAS, pursuant to Article 11 of the Directors Plan, the Company reserved the right to amend the Plan at any time and has delegated that authority to the Talent Development and Compensation Board Committee (“Committee”); and
WHEREAS, in connection with the Merger, the Committee has considered and deems it advisable to amend the Directors Plan to (i) include terms describing eligibility from February 15, 2022 through December 31, 2022, (ii) freeze participation to only those directors of the Company and of First Midwest Bank who are existing participants in the Directors Plan as of December 31, 2021, and (iii) cease all deferral contributions to the Directors Plan and terminate all deferral election agreements as of December 31, 2022.

NOW, THEREFORE, pursuant to the power delegated to the undersigned officer of the Company in accordance with the authorizations and directions of the Committee, the Directors Plan is hereby amended by adding the following new Section 1.5 as follows:

“1.5    Plan Freeze. Notwithstanding anything herein to the contrary, effective December 31, 2021, the Plan is frozen as to further participation (“Participation Freeze Date”) such that participation is limited to only those Directors who are existing Participants in the Plan as of the Participation Freeze Date. Furthermore, as of the Participation Freeze Date all Deferral Elections shall terminate and no amounts shall thereafter be deferred or credited under the Plan. Finally, and for clarification purposes only, Directors who had made deferral elections for the 2022 Plan Year prior to February 15, 2022 (“Merger Date”) when First Midwest Bancorp, Inc. merged with and into Old National Bancorp shall remain Participants in the Plan for the remainder of the 2022 Plan Year regardless of then becoming Directors of Old National Bancorp as of the Merger Date.”

IN WITNESS WHEREOF, and in accordance with the authorizations and directions of the Talent Development and Compensation Board Committee of Old National Bancorp, the foregoing Freeze Amendment to the First Midwest Bancorp, Inc. Deferred Compensation Plan for Nonemployee Directors, is hereby adopted this 16th day of August 2022 by the undersigned duly authorized officer.
OLD NATIONAL BANCORP

By:    /s/ Nicholas J. Chulos
Nicholas J. Chulos, Chief Legal Officer and Corporate Secretary